MANAGEMENT AGREEMENT
           BETWEEN
       MULTI-HOUSING INCOME REIT, INC.
                    AND
      CASORO INVESTMENT ADVISORY FIRM, LLC

      THIS MANAGEMENT AGREEMENT (this "Agreement"), dated as of the 14th day of November 2017, (the "Effective
Date"), is entered into by and between the Multi-Housing
Income REIT, Inc., a Maryland corporation (the "Company"), and Casoro Investment Advisory Firm, LLC, a Texas limited liability company (the "Manager"). Capitalized terms used herein shall have the meanings ascribed to them in Article
1 below.

WITNESSETH
      WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
      WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of the Company, all as provided herein; and
      WHEREAS, the Manager is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

					ARTICLE 1
				         DEFINITIONS
As used in this Agreement, the following terms shall have the meanings specified below:
      Acquisition Expenses means any and all expenses incurred by the Company, the Manager or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.
      Affiliate or Affiliated means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other
Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10.0% or more of the outstanding voting securities of such other Person;
(iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner;
(iv) any Person 10.0% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.
Asset Management Fee means fees payable to the Manager pursuant to Section 8.01.
Board means the board of directors of the Company, as of any particular time.
Bylaws means the bylaws of the Company, as amended from time to time.
Charter means the articles of incorporation of the Company, as amended from time to time.
      Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
    Company means the Multi-Housing Income REIT, Inc., a corporation organized under the laws of the State of Maryland.
      Distribution means any distributions of money or other property by the Multi-Housing Income REIT, Inc. to Shareholders, including distributions that may constitute a return of capital for federal income tax purposes.
FINRA means the Financial Industry Regulatory Authority,
Inc.
         GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.
         Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
      Initial Public Offering means the initial public offering of Shares qualified on Offering Statement No. [________] on Form 1-A.
      Investments means any investments by the Company in Properties, Loans and all other investments in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
      Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.
      Loans means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible debt, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

                Manager means Casoro Investment Advisory Firm,
LLC, a Texas limited liability company.

         NAV means the net asset value of the Company as determined in accordance with the procedures outlined in the Company's Bylaws.

Offering means any offering of Shares (including the
Initial Offering).
Offering Expense Savings shall have the meaning ascribed
to that term in Section 8.02.
      Offering Statement means the offering statement
filed by the Company with the SEC on Form 1-A (Reg.
No. [ 	]), as amended from time to time, in
connection with the Initial Public Offering.
      Operating Expenses means all third party charges and out-of-pocket costs and expenses incurred by the Manager or its Affiliate that are related to the operations of the Company, including, without limitation, those related to (i) forming and operating subsidiaries, (ii) Acquisition Expenses, (iii) the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of investments, (iv) meetings with or reporting to Shareholders, (v) accounting, auditing, research, consulting, tax return preparation, financial reporting, and legal services, risk management services and insurance, including without limitation to protect the Company, the Manager, its Affiliates, and Shareholders in connection with the performance of activities related to the Company, (vi) the Company's indemnification pursuant to Article 15 of this Agreement, (vii) litigation, (viii) borrowings of the Company, (ix) liquidating the Company, (x) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company, (xi) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of investments, and (xii) the costs of any third parties retained to provide services to the Company.

      Organization and Offering Expenses means all third-party charges and out-of-pocket costs and expenses incurred by the Company, the Manager and its Affiliates in connection with the formation of the Company, the Offering of Shares, and the admission of investors in the Company, including, without limitation, travel, legal, accounting, filing, advertising and all other expenses incurred in connection with the offer and sale of interests in the Company.

      Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
      Property or Properties means any real property or properties transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture.
      Property Manager means an entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
      REIT means a "real estate investment trust" under Sections 856 through 860 of the Code.
      SEC means the United States Securities and Exchange
Commission.
      Shares means shares of common stock of the Company, par value $.01 per share.
      Shareholders means the registered holders of the Shares.

       Termination Date means the date of termination of the Agreement determined in accordance with Article 13 hereof.

       				ARTICLE 2
      			        APPOINTMENT
      The Company hereby appoints the Manager to serve as its Manager and asset manager on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.

					ARTICLE 3

			          DUTIES OF
THE ADVISOR
      The Manager is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Manager undertakes to use its commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of Company subject to the limitations in the Company's Charter, the direction and oversight of the Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Manager shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1	Offering Services. The Manager shall manage and supervise:

	(i) 	Development of the Initial Public Offering and any
subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

      (ii)	Preparation and approval of all marketing materials
contemplated to be used by the Manager or others relating to the Offering;

      (iii)	Negotiation and coordination with the transfer
agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

	(iv)	Creation and implementation of various technology and
electronic communications related to the Offering;

      (v)	All other services related to the Offering, other than
services that the Company elects to perform directly or would require the Manager to register as a broker-dealer with the SEC, FINRA or any state.

3.2	Acquisition Services. The Manager shall:

      (i)	Approve and oversee the Company's overall investment
strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

      (ii)	Serve as the Company's investment and financial
manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in and managing a diversified portfolio of commercial properties and other real estate-related assets;

      (iii)	Adopt and periodically review the Company's
investment guidelines;

      (iv)	Structure the terms and conditions of the Company's
acquisitions, sales and joint ventures;

      (v)	Enter into leases and service contracts for the
properties and other Investments;

      (vi)	Approve and oversee the Company's debt financing
strategies;

      (vii)	Approve joint ventures, limited partnerships and
other such relationships with third parties;

      (viii)	Approve any potential liquidity transaction;

      (ix)	Obtain market research and economic and statistical
data in connection with the Company's Investments and investment objectives and policies;

      (x)	Oversee and conduct the due diligence process related
to prospective Investments;

      (xi)	Prepare reports regarding prospective Investments
which include recommendations and supporting documentation necessary for its' investment committee to evaluate the proposed
Investments; and

      (xii)	Negotiate and execute approved Investments and
other transactions.

3.3	Asset Management Services. The Manager shall:

      (i)	Investigate, select, and, on behalf of the Company,
engage and conduct business with such Persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

      (ii)	Monitor applicable markets and obtain reports (which
may be prepared by the Manager or its Affiliates) where appropriate, concerning the value of Investments of the Company.

      (iii)	Monitor and evaluate the performance of
Investments of the Company, provide management services to the Company and perform and supervise the various management and operational functions related to the Company's Investments;

      (iv)	Formulate and oversee the implementation of strategies
for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;

      (v)	Coordinate and manage relationships between the
Company and any Joint Venture partners; and

      (vi)	Calculate the Company's NAV in accordance with the
procedures outlined in the Company's Bylaws on a quarterly basis following the first anniversary of the commencement of the Initial Public Offering.

3.4	Accounting and Other Administrative Services. The Manager
shall:

      (i)	Manage and perform the various administrative
functions necessary for the management of the day-to-day operations of the Company;

      (ii)	Provide or arrange for administrative services and
items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company's business and operations;

      (iii)	Provide financial and operational planning
services and portfolio management functions;

      (iv)	Maintain accounting data and any other information
concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

      (v)	Maintain all appropriate books and records of the
Company;

      (vi)	Oversee tax and compliance services and risk
management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

      (vii)	Supervise the performance of such ministerial and
administrative functions as may be necessary in connection with the daily operations of the Company;

      (viii)	Provide the Company with all necessary cash
management services;

      (ix)	Manage and coordinate with the transfer agent the
Distribution process and payments to Shareholders;

      (x)	Evaluate and obtain adequate insurance coverage based
upon risk management determinations;

      (xi)	Provide the officers of the Company and the Board with
timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

      (xii)	Evaluate the Company's corporate governance
structure and appropriate policies and procedures related thereto; and

      (xiii)	Oversee all reporting, record keeping, internal
controls and similar matters in a manner to allow the Company to comply with applicable law.

3.5	Shareholder Services. The Manager shall:

      (i)	Determine the Company's Distribution policy;

      (ii)	Approve amounts available for redemptions of shares of
the Company's common stock; and

      (iii)	Manage communications with the Shareholders,
including answering phone calls, preparing and sending written and electronic reports and other communications.

3.6      Financing Services. The Manager shall:

      (i)	Identify and evaluate potential financing and
refinancing sources, engaging a third-party broker if necessary;

      (ii)	Negotiate terms, arrange and execute financing
agreements;

      (iii)	Manage relationships between the Company and its
lenders, as applicable; and

      (iv)	Monitor and oversee the service of the Company's debt
facilities and other financings.

3.7	Disposition Services. The Manager shall:

      (i)	Consult with the Board and provide assistance with the
evaluation and approval of potential asset dispositions, sales or other liquidity events; and

      (ii)	Structure and negotiate the terms and conditions of
transactions pursuant to which Investments may be sold.

					ARTICLE 4

				AUTHORITY OF ADVISOR

      4.1	Powers of the Manager. Subject to the express
limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of Investments, and the performance of those services described in Article 3 hereof, shall be vested in the Manager, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Manager shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Manager or the Company as it may deem appropriate. Any authority delegated by the Manager to any other Person shall be subject to the limitations on the rights and powers of the Manager specifically set forth in this Agreement or the Charter.

4.2	Approval by the Board. Notwithstanding the foregoing, the
Manager may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Manager will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

4.3	Modification or Revocation of Authority of Manager. The
Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Manager and shall not be applicable to investment transactions to which the Manager has committed the Company prior to the date of receipt by the Manager of such notification.

      ARTICLE 5

             BANK ACCOUNTS

      The Manager may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Manager. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

      ARTICLE 6

      RECORDS AND ACCESS

      The Manager, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company's operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Manager shall at all reasonable times have access to the books and records of the Company

      ARTICLE 7

      LIMITATION ON ACTIVITIES

      Notwithstanding any provision in this Agreement to the contrary, the Manager shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over any of the Company, the Shares, or other securities of the Company, (iv) require the Company or the Manager to register as a broker-dealer with the SEC or any state, or (v) violate the Charter or Bylaws.
In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Manager shall notify the Board of the Manager's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given.

      ARTICLE 8

                                         FEES AND OTHER
COMPENSATION

      The Company shall pay the Manager as compensation for the services described in Article 3 hereof a quarterly fee (the "Asset Management Fee") in an amount equal to an annualized rate of 1.00%, which, until one year after the commencement of the Initial Public Offering will be based on (i) the Company's Gross Proceeds as of the end of each fiscal quarter, plus (minus) (ii) any earnings (loss) through the end of such fiscal quarter, minus (iii) any distributions paid through the end of such fiscal quarter; and thereafter will be based on the Company's NAV at the end of each fiscal quarter.
      ARTICLE 9

      EXPENSES

9.1	General. In addition to the compensation paid to the
Manager pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Manager for all Operating Expenses paid or incurred by the Manager or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

      (i)	All Organization and Offering Expenses; provided,
however, that to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses in connection with an Offering to exceed 3.0% of the Gross Proceeds raised as of the date of the reimbursement, future Asset Management Fees otherwise payable by the Company to the Manager pursuant to Section 8.01 shall be reduced by the amount of such excess;

      (ii)	Acquisition Expenses incurred in connection with the
selection and acquisition of Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company;

      (iii)	The actual out-of-pocket cost of goods and
services used by the Company and obtained from entities not Affiliated with the Manager;

      (iv)	Interest and other costs for borrowed money or
securitization transactions, including discounts, points and other similar fees;

      (v)	Taxes and assessments on income or Properties, taxes
as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

      (vi)	Out-of-pocket costs associated with insurance required
in connection with the business of the Company or by its officers and Board;

      (vii)	Expenses of managing, improving, developing,
operating and selling Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;

      (viii)	All out-of-pocket expenses in connection with
payments to the Board and meetings of the Board and Shareholders;

      (ix)	Out-of-pocket expenses of providing services for and
maintaining communications with Shareholders, including the cost of preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities;

      (x)	Audit, accounting and legal fees, and other fees for
professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;

      (xi)	Out-of-pocket costs for the Company to comply with all
applicable laws, regulations and ordinances;

      (xii)	Expenses connected with payments of Distributions
made or caused to be made by the Company to the Shareholders;

      (xiii)	Expenses of organizing, domesticating, merging,
liquidating or dissolving the Company or of amending the Charter, or the Bylaws; and

      (xiv)	All other out-of-pocket costs incurred by the
Manager in performing its duties hereunder.

9.2	Timing of and Additional Limitations on Reimbursements.

      Expenses incurred by the Manager on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Manager. The Manager shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

      Personnel and related employment costs incurred by the Manager or its Affiliates in performing the services described in Article 3 hereof, including salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, shall be paid for by the Manager and are not subject to reimbursement by the Company

ARTICLE 10

       OTHER SERVICES

      Should (i) the Company request that the Manager or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (ii) there are changes to the regulatory environment in which the Manager or Company operate that would increase significantly the level of services performed such that the costs and expenses borne by the Manager for which the Manager is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Manager and the Board, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

      ARTICLE 11

          REIT MATTERS

      Manager acknowledges that it has been advised that the Company has elected or may elect to be characterized as a REIT, and agrees that the business and affairs of the Company shall be managed with a view to minimizing (i) the amount of gross income received by the Company (directly or indirectly) that would not constitute (A) "rents from real property" as defined in Section 856 of the Code or (B) interest, dividends, gain from sales or other types of income, in each case, described in Section 856(c)(3) of the Code, (ii) the amount of any income received by the Company (directly or indirectly) from any "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) of the Code (together with the income described in clause (i) of this sentence, "Bad REIT Income") and (iii) the amount of assets held by the Company (directly or indirectly) that are not "real estate assets" or other types of assets described in Section 856(c)(4)(A) of the Code ("Bad REIT Assets"). Manager and the Company agree that the Company shall be entitled to exercise any vote, consent, election or other right under this Agreement with a view to avoiding (or minimizing) the amount of Bad REIT Income or Bad REIT Assets of the Company or any material risk that a the Company could be disqualified as a real estate investment trust under the Code or could be subject to any additional taxes under Section 857 of the Code or Section 4981 of the Code, in each case, without regard to whether conducting the business of the Company in such manner would maximize either pre-tax or after-tax profit of Manager or the Company. Without the prior written consent of the Company, Manager, with respect to the Company, shall not (i) enter into any lease pursuant to which the determination of any rent to be received (directly or indirectly) by the Company depends in whole or in part on the income or profits of any person (other than amounts based upon a fixed percentage or percentages of receipts or sales); (ii) enter into any lease pursuant to which the Company shall receive (directly or indirectly) rents attributable to personal property except for a lease pursuant to which the personal property is leased in connection with the lease of real property and the rent attributable to the personal property for any taxable year does not exceed 15% of the total rent for such year with respect to such lease; (iii) enter into any arrangement pursuant to which the Company would receive (directly or indirectly) any "impermissible tenant service income" within the meaning of
Section 856(d)(7) of the Code; (iv) undertake any sales or dispositions of property as a dealer for federal income tax purposes which sales would be treated as "prohibited transactions" pursuant to Section 857(b)(6)(B)(iii) of the Code; or (v) otherwise engage in any transaction which would, or likely would, result in the Company receiving more than a de minimis amount of Bad REIT Income or owning more than a de minimis amount of Bad REIT Assets.

      In structuring the Company transactions, Manager and the Company shall consider the use of a taxable REIT subsidiary
(each a "TRS") or an affiliate of a TRS (together with a TRS, each a "TRS Entity") to own or lease all or portions of the Property or to perform certain services with respect to the Property to minimize the impact of Bad REIT Income. In connection therewith, the Company shall, in its sole discretion,
have the unilateral right to (x)	lease all or any portion of
the Property (a "TRS Lease") to a TRS Entity or (y) enter into a services agreement with a TRS Entity to have such TRS Entity perform certain services (including, but not limited to, any non-customary services) with respect to the Property (the "TRS Services Agreement"). Upon such election by the Company, Manager will cooperate to facilitate the implementation of the TRS Lease or TRS Services Agreement, including, without limitation, entering into an agreement to provide similar services (but not duplicative) to such TRS Entity as under this Agreement, and any corresponding amendment to this agreement to take into account such TRS Entity, and the Company shall have the right to cause such TRS Entity to pay its allocated share of the fees and expenses payable to Manager hereunder. The form of such agreement, and any corresponding amendments to this Agreement, shall be reasonably satisfactory to Manager and the Company. Manager shall provide any information related to the Company and/or any Property that is reasonably requested by the Company with respect to REIT qualification matters of the Company.

      ARTICLE 12

                RELATIONSHIP OF MANAGER AND MULTI-HOUSING INCOME
REIT, INC.; OTHER
      ACTIVITIES OF THE MANAGER

12.1	Relationship. The Company and the Manager are not partners
or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Manager from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including to other REITs) and the management of other programs advised, sponsored or organized by the Manager or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or shareholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Manager may, with respect to any investment in which the Company are a participant, also render advice and service to each and every other participant therein. The Manager shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Manager's obligations to the Company and its obligations to or its interest in any other Person.

12.2	Time Commitment. The Manager shall, and shall cause its
Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledge that the Manager and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of their Affiliates.

12.3	Investment Opportunities and Allocation. The Manager shall
be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Manager nor any Affiliate of the Manager shall be obligated generally to present any particular Investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. The Company shall not make any Investment unless the Manager has recommended the Investment to the Company. The Manager shall be required to notify the Board at least annually of investments that have been purchased by other entities managed by the Manager or its Affiliates for determination by the Board that the Manager is fairly presenting investment opportunities to the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption "Conflicts of Interest and Related Party
Transactions" in the Offering Statement shall govern the allocation of the opportunity among the Company and other entities managed by the Manager or its Affiliates.

      ARTICLE 13

      TERM AND TERMINATION OF THE AGREEMENT

13.1	Term. This Agreement shall have an initial term of three
years from the Effective Date and will be automatically renewed for an unlimited number of successive one-year terms each year thereafter unless previously terminated in accordance with
Section 13.02 below. The Company will evaluate the performance of the Manager annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Board.

13.2	Termination by the Company. The Company may also terminate
the management agreement at any time, including during the initial term, with 30 days' prior written notice from its Board for cause, which is defined as:

?	The Manager's continued breach of any material
provision of this Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

?	The commencement of any proceeding relating to the
bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;

?	Any change of control of the Manager which the
Company's independent representative determines is materially detrimental to it taken as a whole;

?	The Manager committing fraud against the Company,
misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager's actual knowledge of its commission or omission, this Agreement shall not be terminable; in addition, if the Manager (or such Affiliate) diligently takes necessary and appropriate action to cure the damage caused by such actions in the first 30 days of the Manager's actual knowledge of its commission or omission, the Manager (or such Affiliate) will have a total of 180 days in which to cure such damage before the management agreement shall become terminable; or

      ?	the dissolution of the Manager.

13.4	Payments on Termination and Survival of Certain Rights and
Obligations.

      (i)	After the Termination Date, the Manager shall not be
entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Manager prior to termination of this Agreement.

      (ii)	The Manager shall promptly upon termination:

(a)	pay over to the Company all money collected and
held for the account of the Company pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)	deliver to the Board a full accounting, including
a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(c)	deliver to the Board all assets and documents of
the Company then in the custody of the Manager; and functions.

(d)	cooperate with the Company to provide an orderly
transition of management and advisory functions.

      ARTICLE 14

      ASSIGNMENT

      This Agreement may be assigned by the Manager to an Affiliate with the approval of the Board. The Manager may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Manager, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company are bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Manager nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 14.

ARTICLE 15

       INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1	Indemnification. Except as prohibited by the restrictions
provided in this Section 15.01, Section 15.02 and Section 15.03, the Company shall indemnify, defend and hold harmless the Manager and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance.

      Notwithstanding the foregoing, the Company shall not indemnify the Manager or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.2	Limitation on Indemnification. Notwithstanding the
foregoing, the Company shall not provide for indemnification of the Manager or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

      (i)	The Manager or its Affiliates have determined, in
good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

      (ii)	The Manager or its Affiliates were acting on
behalf of or performing services for the Company.

      (iii)	Such liability or loss was not the result of
gross negligence or willful misconduct by the Manager or its Affiliates.

      (iv)	Such indemnification or agreement to hold
harmless is recoverable only out of the Company's net assets and not from the Shareholders.

15.3	Limitation on Payment of Expenses. The Company shall pay or
reimburse reasonable legal expenses and other costs incurred by the Manager or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied:
(a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company,
(b) the legal proceeding was initiated by a third party who is not a Securityholder or, if by a Securityholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Manager or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

15.4	Indemnification by Manager. The Manager shall indemnify and
hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Manager's bad faith, fraud, misfeasance, willful misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Manager shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Manager.

      ARTICLE 16


MISCELLANEOUS

16.1	Notices. Any notice, report or other communication required
or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board, the Company:				Multi-Housing
Income REIT, Inc.
							9050 N. Capital of Texas
Highway, Suite 320
							Austin, TX 78759

To the Manager:					Casoro Investment
Advisory Firm, LLC
							c/o Casoro Capital Partners,
LLC
							9050 N. Capital of Texas
Highway, Suite 320
							Austin, TX 78759

With a copy to:				Riveles Wahab LLP
				40 Wall St. 28th Floor
				New York, NY. 10005


Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this
Section 16.01.

16.2	Modification. This Agreement shall not be changed,
modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

16.3	Severability. The provisions of this Agreement are
independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4	Construction. The provisions of this Agreement shall be
construed and interpreted in accordance with the laws of the State of Texas.

16.5	Entire Agreement. This Agreement contains the entire
agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16.6	Waiver. Neither the failure nor any delay on the part of a
party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7	Gender. Words used herein regardless of the number and
gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.8	Titles Not to Affect Interpretation. The titles of Articles
and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9	Counterparts. This Agreement may be executed in any number
of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.


[remainder of page intentionally left blank]








IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


      Multi-Housing Income REIT, Inc.,
      a Maryland corporation

 						By:
________________________________________

      Name: Yuen Yung
      Title: Chief Executive Officer



Casoro Investment Advisory Firm,
LLC, a Texas limited liability
company

      By:
_______________________________________
_

      Name: Yuen Yung
      Title:   Manager of the Manager



9